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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                             Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

First Bankshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

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(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

P. O. Box 1340

Suffolk, Virginia 23439

Dear Shareholder:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of First Bankshares, Inc. (the “Company”) to be held at the Company’s North Suffolk office, 3535 Bridge Road, Suffolk, Virginia 23435, on Thursday, April 16, 2009, at 3:00 PM local time.

At the Annual Meeting, you will be asked to: (1) elect nine directors to the Board of Directors of the Company to serve until the 2010 Annual Meeting of Shareholders; (2) approve an amendment of our Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock and make some clarifying changes; (3) approve a proposal to adjourn the Annual Meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the Annual Meeting to approve the amendment proposal; and (4) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The primary purpose of the proposal to authorize preferred stock may allow us to participate in the Capital Purchase Program established by the United States Treasury pursuant to the Emergency Economic Stabilization Act of 2008. Under the Capital Purchase Program, the Treasury will purchase up to $250 billion of senior preferred stock from qualifying financial institutions on terms that would provide those institutions with an affordable means of raising capital in the current market environment. We have received preliminary approval from the Treasury to participate in the Capital Purchase Program. Because our Articles of Incorporation currently do not authorize us to issue preferred stock, however, we must amend our Articles of Incorporation in order to participate in the program. Your Board believes that participating in the Capital Purchase Program is in the best interests of the Company and our shareholders because it would provide the Company with a reasonable and affordable option to raise additional Tier 1 capital for the Company.

Your vote is important regardless of the number of shares you own or whether you attend the Annual Meeting. For these reasons, whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted. Enclosed with this letter is a formal notice of the Annual Meeting, a proxy statement, a proxy card and our 2008 Annual Report to Shareholders. Please complete, sign, date and return the enclosed proxy card promptly using the enclosed postage-paid envelope. The enclosed proxy, when returned properly executed, will be voted in the manner directed in the proxy card.

Sincerely,

Darrell G. Swanigan
President and Chief Executive Officer

Dated: March     , 2009

P. O. Box 1340

Suffolk, Virginia 23439

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 16, 2009

The 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of First Bankshares, Inc. (the “Company”) will be held at its North Suffolk office, 3535 Bridge Road, Suffolk, Virginia 23435, on Thursday, April 16, 2009, at 3:00 PM, for the following purposes:

1.	To elect nine (9) directors to the Board of Directors of the Company to serve until the 2010 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this notice.

2.	To act on a proposal to amend our Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock and make some clarifying changes.

3.	To act on a proposal to adjourn the Annual Meeting to allow time for further solicitation of proxies in the event there are insufficient votes at the Annual Meeting to approve the amendment in Proposal Two.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Shareholders of record at the close of business on February 27, 2009 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors

Peter C. Jackson
Secretary

March     , 2009

IMPORTANT NOTICE

Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the Annual Meeting. Shareholders attending the Annual Meeting may personally vote on all matters that are considered, in which event their signed proxies will be revoked.

Any shareholder who has executed and delivered a proxy may revoke it at any time before it is voted by attending the Annual Meeting and voting in person, or by giving written notice of revocation of the proxy to the Secretary of the Company at the address set forth above, or by submitting to the Company a signed proxy bearing a later date.

First Bankshares, Inc.

P. O. Box 1340

Suffolk, Virginia 23439

PROXY STATEMENT

2009 ANNUAL MEETING OF SHAREHOLDERS

April 16, 2009

GENERAL

The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors (the “Board”) of the enclosed proxy to be used at the 2009 Annual Meeting of Shareholders (the “Annual Meeting”) of First Bankshares, Inc. to be held Thursday, April 16, 2009, at 3:00 PM, at its North Suffolk office, 3535 Bridge Road, Suffolk, Virginia 23435. The approximate mailing date of this proxy statement and accompanying proxy card is March     , 2009.

This is the first proxy statement delivered on behalf of First Bankshares, Inc. following the completion on August 15, 2008 of the reorganization by which SuffolkFirst Bank became a wholly-owned subsidiary of First Bankshares, Inc. All current references made herein to the Company refer to First Bankshares, Inc. All references made to the Company with respect to time periods prior to August 15, 2008 refer to SuffolkFirst Bank (the “Bank”) prior to the reorganization.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 16, 2009: This Notice of 2009 Annual Meeting of Shareholders and Proxy Statement and the 2008 Annual Report to Shareholders are available on the internet at the following websites:

http://www.suffolkfirstbanks.com under “Investor Relations/SEC Filings” or

http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4200289&GKP=203149

Revocation and Voting of Proxies

Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Company or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify how the proxy is to be voted with respect to a proposal, the proxy will be voted FOR the election of the director nominees named in Proposal One, FOR Proposal Two to amend the Company’s Articles of Incorporation, and FOR Proposal Three to adjourn the Annual Meeting, if necessary, for the purpose of soliciting additional proxies as outlined in Proposal Three, as set forth in the accompanying notice and further described herein.

Shareholders who own shares held in the name of a bank, broker or other holder of record, will receive voting instructions from the holder of record. These shareholders must follow the instructions of the holder of record in order for their shares to be voted or to revoke a prior proxy submitted. If you own shares held in the name of a bank, broker or other holder of record, and wish to vote in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote in person.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please contact the Secretary of the Company at (757) 934-8200.

Voting Rights of Shareholders

Only those shareholders of record at the close of business on February 27, 2009 are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of common stock of the Company outstanding and entitled to vote at the Annual Meeting is 2,276,298. The Company has no other class of stock outstanding. The presence of a majority of the shares entitled to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of Company common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes, which are shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to such matter. With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees under Proposal One receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect.

With regard to Proposal Two, votes may be cast in favor, against or withheld. In order for Proposal Two to be approved, if a quorum is present, holders of a majority of all the votes entitled to be cast must vote in favor of the proposal. Thus, abstentions and broker non-votes will have the same effect as votes against Proposal Two.

With regard to any other matter, including Proposal Three, votes may be cast in favor, against or withheld, and approval of the matter requires an affirmative vote of a majority of the votes cast on the matter. Thus, although abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum, they are generally not counted for purposes of determining whether a matter has been approved, and therefore will have no effect on the outcome of Proposal Three.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. Solicitations will be made only by the use of the mail, except that officers and regular employees of the Company and the Bank may make solicitations of proxies in person, by telephone or by mail, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of February 27, 2009, with respect to the shares of common stock beneficially owned by each director, by certain executive officers and by all directors and executive officers of the Company as a group. The Company knows of no person or persons who beneficially own more than 5% of the Company’s common stock. Further, the Company is not aware of any arrangement that may result in a change of control of the Company. Unless otherwise noted below, the Company believes that each person named in the table has sole voting and sole investment power with respect to each of the shares reported as owned by such person.

Name	Shares of Common Stock Beneficially Owned (1)		Exercisable Options	Percent of ownership including exercisable options
Larry L. Felton	32,901	(2)	9,020	1.83%
James E. Turner, Jr.	81,417	(3)	9,020	3.96%
Peter C. Jackson	101,235	(4)	9,020	4.82%
Darrell G. Swanigan	9,561	(5)	15,400	1.09%
Jonie N. Mansfield	11,444	(6)	9,020	*
Robert M. Moore, Jr.	9,108	(7)	-0-	*
Clinton L. Varner	50,875	(8)	6,270	2.50%
Jack W. Webb, Jr.	18,943		9,020	1.22%
Clay K. White	46,486	(9)	6,270	2.31%
James R. A. Stanley, Jr.	1,596	(10)	9,075	*
Keith B. Hawkins	16,186		-0-	*
All Directors and Executive Officers as a Group (contains 12 individuals) (11)	383,602		86,350	19.89%

*	Represents less than 1% of total outstanding shares including exercisable options.
(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days. This includes shares which may be deemed beneficially owned by virtue of family relationships, joint ownership, voting power, or investment power.
(2)	Includes 8,800 shares held as joint tenant.
(3)	Includes 38,775 shares held as joint tenant.
(4)	Includes 61,875 shares held by Jackson Investments, LLC and 38,672 shares held by Jackson Family Investments, LLC, with respect to which Mr. Jackson shares investment and voting power.
(5)	Includes 3,438 shares held in an IRA by Mr. Swanigan’s wife and 1,155 shares held for the benefit of Mr. Swanigan’s grandchildren.
(6)	Includes 344 shares held as joint tenant.
(7)	Includes 2,970 shares held as joint tenant.
(8)	Includes 49,940 shares held as joint tenant.
(9)	Includes 45,551 shares held as joint tenant.
(10)	Includes 248 shares held by Mr. Stanley’s son.
(11)	All directors and executive officers as a group includes 12 individuals, and includes shares and exercisable options held by Robert E. Clary, Chief Financial Officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock file reports of beneficial ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the “SEC”) (prior to August 15, 2008, with the Board of Governors of the Federal Reserve System). Based on a review of Forms 3, 4, and 5 filed during 2008, the Company believes that, during the year ended December 31, 2008, all directors and executive officers have complied with the Section 16(a) reporting requirements.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to the Company’s Bylaws, the Board shall have a minimum of seven (7) and a maximum of fifteen (15) directors.

The nine (9) persons named below are nominated to serve as directors until the 2010 Annual Meeting of Shareholders. Each of the nominees currently serves as a director with a term of office expiring at the 2009 Annual Meeting. The Board believes that each of these nominees will be available and able to serve as a director, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Board.

Certain information concerning the nine (9) nominees for election as directors at the Annual Meeting is set forth below.

Nominees to Serve Until the 2010 Annual Meeting

Name	Age	Served Since(1)	Principal Occupation Past Five Years
Larry L. Felton	64	December 2001	Retired, Vice President, Chief Financial Officer, and Operations Officer of Angus I. Hines, Inc. (a petroleum distributor and C-Store chain operator)

Peter C. Jackson	48	December 2001	President, Jackson Real Estate

Jonie N. Mansfield	55	December 2001	Co-owner of Driver Contractors, Inc. until retirement July 31, 2008. From August 1, 2008 to present, Consultant for Driver Contractors

Robert M. Moore, Jr., CPA	52	November 2005	CPA and Member of Boyce, Spady & Moore, PLC (certified public accountant)

Darrell G. Swanigan	66	July 2002	President & Chief Executive Officer (“CEO”) of the Company

James E. Turner, Jr.	75	December 2001	Retired, President, General Dynamics, Inc. (Defense industry contractor for shipbuilding and marine systems, defense systems, land and amphibious combat systems and munitions)

Clinton L. Varner	77	July 2003	Owner, Clinton Varner Residential Appraisal Business

Jack W. Webb, Jr.	61	December 2001	President – 2003 to 2007, Vice President - 2008 Nansemond Insurance Agency, Inc.

Clay K. White	49	July 2003	Vice President, Starr Motors, Inc.

(1)	Refers to the date the director joined the Board of Directors of the Bank, prior to consummation of the reorganization pursuant to which First Bankshares, Inc. became the holding company for the Bank.

None of the director nominees serves as a director of any other company with a class of securities registered pursuant to Section 12 of the Exchange Act. Director James E. Turner, Jr. is the uncle of Director Jonie N. Mansfield. The Board does not consider this relationship to be material to an evaluation of either director’s ability or integrity. None of the directors or officers has been involved in any legal proceeding during the past five years that is material to an evaluation of his or her ability or integrity.

Unless authority for the above nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees proposed by the Board of Directors.

The Board of Directors recommends a vote “FOR” the individuals nominated to serve until the 2010 Annual Meeting of Shareholders.

THE BOARD OF DIRECTORS

Meetings and Committees of the Board of Directors

The members of the Board of the Directors of the Company also constitute the members of the Board of Directors of the Bank. The Board of Directors conducts its business through meetings of the Company’s Board and through committees of the Bank’s Board, certain of which are described below. The Bank Board’s committees make recommendations to the Company’s Board regarding the audit, compensation and nominating functions. References to the “Board” below refer to the Company’s Board after the reorganization.

During calendar year 2008, prior to the reorganization, the Bank Board held 10 meetings and, following the reorganization, the Bank Board held five meetings. Following the reorganization, the First Bankshares Board held three meetings. During 2008, each director attended at least 75% of all meetings of the relevant Board and Board committees on which he or she served during this period.

The Board has affirmatively determined that a majority of the directors are independent in accordance with the NASDAQ Stock Market listing standards. In making this determination with respect to Mr. White, the Board considered that the Bank purchased an automobile in 2008 from Starr Motors, Inc., of which Mr. White is Vice President, but concluded that the relationship did not interfere with Mr. White’s ability to exercise independent judgment as a director of the Company. The independent directors are Messrs. Felton, Jackson, Moore, Turner, Varner, Webb, White and Ms. Mansfield.

The Company has not adopted a formal policy on Board members’ attendance at its Annual Meetings of Shareholders, although all Board members are encouraged to attend. All of our Board members attended the Bank’s 2008 Annual Meeting.

The Bank’s Board has standing Audit, Compensation/Governance/Nominating, Asset Liability and Executive Committees. The Company Board as a whole administers the Company’s stock incentive plan.

Executive Committee: Members of the Bank’s Executive Committee are Messrs. Felton, Jackson, Swanigan, Turner, and Webb. The Executive Committee reviews various matters including loan requests which are within the committee’s authority and submits various proposals or recommendations to the Board. The Executive Committee met 12 times in 2008.

Compensation/Governance/Nominating Committee: Members of the Bank’s Compensation/Governance/ Nominating Committee are Messrs. Turner, Varner and White and Ms. Mansfield. The Board has determined that all of the members of the Compensation/Governance/Nominating Committee satisfy the independence requirements of the NASDAQ Stock Market listing standards. The committee recommends the level of compensation of each executive officer of the Company and the Bank to the Board for consideration and approval. The committee also reviews any director nominations or recommendations and makes its nomination recommendations to the Board for approval. The committee recommended the nine director nominees to be nominated for election as directors at the 2009 Annual Meeting. The committee met three times in 2008.

The Compensation/Governance/Nominating Committee operates pursuant to a written charter adopted by the Board, a copy of which is available on the Bank’s website at www.suffolkfirstbanks.com under “About Us”.

The Compensation/Governance/Nominating Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, minimum qualifications include high level leadership experience in business activities, breadth of knowledge about issues affecting the Company and the Bank and time available for meetings and consultation on Company and Bank matters. The Compensation/Governance/Nominating Committee seeks a diverse group of candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company, the Bank and its shareholders.

The Compensation/Governance/Nominating Committee evaluates potential nominees, whether proposed by shareholders or otherwise, by reviewing their qualifications, reviewing results of personal and reference interviews and reviewing other relevant information. Candidates whose evaluations are favorable are then recommended by the committee for selection by the full Board. The full Board then selects candidates for nomination as directors for shareholders to consider and vote upon at the next annual meeting.

While the Compensation/Governance/Nominating Committee has no formal procedures for shareholders to submit director recommendations, the committee will consider candidates recommended by shareholders in writing. Such written submissions should include the name, address and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Chairman, Compensation/Governance/Nominating Committee, First Bankshares, Inc., P.O. Box 1340, Suffolk, Virginia 23439, and must be received by December 10, 2009 in order to be considered for the next annual election of directors. Any candidates recommended by a shareholder are reviewed and considered in the same manner as all other candidates considered by the Compensation/Governance/Nominating Committee.

In addition, in accordance with the Bylaws of the Company, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at the Annual Meeting. Such shareholder nominations must include (i) the name and address of the shareholder who intends to make the nomination, (ii) a representation that the shareholder is an owner of common stock of the Company, entitled to vote, and intends to appear at the Annual Meeting (in person or by proxy) to nominate the individual(s) specified in the notice, (iii) a description of all arrangements or understandings between the shareholder and each nominee for director pursuant to which the nomination(s) are made by the shareholder, (iv) such other information regarding such nominee proposed by the shareholder as required in the proxy rules of the SEC including the amount and nature of each nominee’s beneficial ownership, age and principal occupation for the past five years, and (v) the written consent of each nominee to serve as a director of the Company if so elected. All such nominations must be in proper written form and received by the Company’s President and CEO at the Company’s principal office in Suffolk, Virginia by November 13, 2009 for the 2010 Annual Meeting of Shareholders, provided that if the 2010 Annual Meeting is held more than 30 days before or after April 16, 2010, such notice must be given not less than 90, nor more than 120, days prior to the date set for the 2010 Annual Meeting.

Audit Committee: Current members of the Bank’s Audit Committee are Messrs. Felton, Webb, and Moore and Ms. Mansfield. The Board has determined that all of the members of the Audit Committee satisfy the independence and financial literacy requirements for audit committee members under the listing standards of the NASDAQ Stock Market and SEC regulations applicable to listed companies. In addition, at least one member of the Audit Committee has employment experience in finance or accounting or comparable experience, which results in the individual’s financial sophistication.

The Audit Committee assists the Board in its oversight duties with respect to financial reporting, internal controls and other matters relating to corporate governance. The Audit Committee reviews and approves various audit functions, including the year end audit performed by the Company’s Independent Registered Public Accounting Firm. The Audit Committee met six times in 2008. See “Report of the Audit Committee” on page 11.

The Board believes that all of its Audit Committee members are financially literate and have a level of relevant financial sophistication necessary to serve on the Audit Committee. The Board has also determined that the Bank has an “audit committee financial expert”, as defined by the SEC’s rules and regulations, serving on the Audit Committee. Mr. Moore’s background as a Certified Public Accountant is considered by the Board as adequate experience for him to qualify as an audit committee financial expert as defined by SEC rules and regulations.

Shareholder Communications with the Company’s Board of Directors

The Company provides an informal process for shareholders to send communications to the Board. Shareholders who wish to contact the Board or any of its members may do so by addressing their written correspondence to First Bankshares, Inc., P. O. Box 1340, Suffolk, Virginia 23439. Correspondence directed to an individual director will be referred, unopened, to that director. Correspondence not directed to a particular director will be referred, unopened, to the Chairman of the Board.

Directors’ Compensation

Director compensation is set by the Board. The Compensation/Governance/Nominating Committee recommends the level of Board fees to be paid to directors based on board compensation levels for financial institutions of similar size reported in the Virginia Bankers Association annual Salary, Benefits and Director Compensation Survey. Board compensation is set in December of each year and takes effect each January 1.

All non-employee directors were paid $500 a month during 2008, except for the Chairman of the Board and the Chairman of the Audit Committee, who each received $700 per month. Non-employee directors are also eligible to receive stock options under the Company’s Stock Option Plan. Directors were not granted any stock options in 2008.

The following table provides compensation information for the year ended December 31, 2008 for each non-employee member of the Board of Directors.

Director Compensation for 2008

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Larry L. Felton, Chairman of the Board	$8,400	—	—	—	—	—	$8,400

Peter C. Jackson	$6,000	—	—	—	—	—	$6,000

Jonie N. Mansfield	$6,000	—	—	—	—	—	$6,000

Robert M. Moore, Jr., CPA	$8,400	—	—	—	—	—	$8,400

James E. Turner, Jr.	$6,000	—	—	—	—	—	$6,000

Clinton L. Varner	$6,000	—	—	—	—	—	$6,000

Jack W. Webb, Jr.	$6,000	—	—	—	—	—	$6,000

Clay K. White	$6,000	—	—	—	—	—	$6,000

(1)	Darrell G. Swanigan, the Company’s President and CEO, is not included in this table. The compensation received by Mr. Swanigan is shown in the Summary Compensation Table on page 9.
(2)	Includes compensation paid to directors as directors of the Bank up to August 15, 2008 and as directors of the Company on and after August 15, 2008.

Interest of Management in Certain Transactions

The Bank has, and expects to have in the future, ordinary lending relationships with certain of its directors and officers and persons with whom they are associated. In the opinion of management, all such loans and commitments for loans that have been made to these individuals were made on substantially the same terms, including interest rates, collateral and repayment terms as those prevailing at the same time for comparable transactions with other persons. These loan transactions were made in the ordinary course of business, and do not involve more than a normal risk of collection or present other unfavorable features.

EXECUTIVE COMPENSATION

The following table shows the total compensation paid or earned for the years ended December 31, 2008 and 2007 to the Company’s Chief Executive Officer and the next two most highly compensated executive officers (the “named executive officers”). All compensation was paid by the Bank, the Company’s wholly-owned subsidiary.

Summary Compensation Table for 2008

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (1)	Total ($)

Darrell G. Swanigan President & CEO	2008	$162,000	—	—	—	—	—	$17,119	$179,119
	2007	$150,000	$25,000	—	—	—	—	$14,949	$189,949

James R. A. Stanley, Jr. EVP & Chief Credit Officer	2008	$135,000	—	—	—	—	—	$13,564	$148,564
	2007	$108,000	$10,000	—	—	—	—	$13,186	$131,186

Keith B. Hawkins EVP & Commercial Loan Officer	2008	$135,000	—	—	—	—	—	$14,242	$149,242

(1)	The amounts in this column for 2008 are detailed in the “All Other Compensation” table below.

All Other Compensation

Name	Perquisites and Other Personal Benefits		Tax Gross-Ups and Reimbursements	Dividends Paid on Stock Awards	Discounted Securities Purchases	Payments/ Accruals on Termination Plans	Company Contributions to 401(k) Plan	Company- paid Insurance Premiums	Other

Darrell G. Swanigan	$4,611	(1)	—	—	—	—	$5,589	$6,919	—

James R. A. Stanley, Jr.	$3,788	(1)	—	—	—	—	$3,484	$6,292	—

Keith B. Hawkins	$3,359	(1)	—	—	—	—	$4,505	$6,378	—

(1)	The amounts in this column reflect the aggregate incremental cost to the Bank for the personal use of Bank-owned vehicles.

The Compensation/Governance/Nominating Committee (for purposes of this discussion, the “Committee”) of the Bank is responsible for recommending the level of compensation of each executive officer of the Company and the Bank to the Board. Salaries for all executive officers for a given year are determined at the first Board meeting in January of each year. While the CEO does not participate in any discussions or voting related to his salary, he does recommend salary levels for the Company’s and the Bank’s other executive officers. The Board makes the ultimate determination of the salaries for these individuals.

In making recommendations regarding officer salary levels, the CEO and the Committee review information related to salaries and benefits for financial institutions of similar size reported in the Virginia Bankers Association annual Salary, Benefits and Director Compensation Survey. In addition to considering the CEO’s recommendations, the overall performance of the Company and the Bank and the performance of an individual over the previous year are taken into account in determining the current year’s salary level.

Annual cash bonus awards are determined at the discretion of the Board at the end of each year, based on the Committee’s recommendations. The Committee’s recommendations are not made pursuant to a formal plan or formula, but are based on the Committee’s general evaluation of overall Company and Bank performance for the year as well as the individual’s performance during the year. The executive officers are not guaranteed to receive a bonus each year.

The following table includes certain information with respect to the value of all unexercised options held by the named executive officers at December 31, 2008. At December 31, 2008, none of the named executive officers held any unvested restricted stock.

Outstanding Equity Awards at 2008 Fiscal Year-End

Option Awards (1)
Name (2)	Number of Securities Underlying Unexercised Options (#) Exercisable (3)	Number of Securities Underlying Unexercised Options (#) Un-exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date
Darrell G. Swanigan	8,250 7,150	— —	— —	$ $	7.27 8.36	07/23/2013 11/17/2014
James R.A. Stanley, Jr.	4,125 4,950	— —	— —	$ $	7.27 8.36	07/23/2013 11/17/2014
Keith B. Hawkins	—	—	—		—	—

(1)	The figures in this table give effect to the 11-for-10 stock split paid on January 31, 2007.
(2)	No grants of stock options were made to Messrs. Swanigan, Stanley or Hawkins in 2008. Further, Messrs. Swanigan, Stanley and Hawkins did not exercise any stock options during 2008.
(3)	All option awards were vested immediately.

Employment Agreements and Potential Payments Upon Termination or Change-in-Control

The Bank has an employment agreement dated June 21, 2002 with Mr. Swanigan. The agreement provides that Mr. Swanigan’s employment shall be for one year, plus two additional years thereafter if Mr. Swanigan’s performance meets certain standards. Unless the Board gives notice to terminate at least 180 days before the expiration of the term of the agreement, the agreement automatically extends for an additional one year from the expiration date.

Mr. Swanigan’s employment can be terminated at any time with or without cause provided the Bank furnishes 180 days’ notice. The agreement provided for certain minimum bonus levels in the first three years, but there are no guaranteed bonuses after the third year.

Mr. Swanigan’s employment agreement includes a change of control provision. Upon a change of control of the Bank (as defined in the agreement), Mr. Swanigan, if he is then employed by the Bank, shall be entitled to a lump sum cash payment in an amount equal to the product of 2.9 times his total cash compensation (salary and bonus) paid to him by the Bank during the 12-month period ending on the last day of the month prior to the change of control.

The Bank has an employment agreement with Mr. Hawkins dated January 17, 2008. The agreement provides that Mr. Hawkins’ employment shall be for one year from the effective date of January 17, 2008 and shall automatically renew for successive additional one year terms unless the Board gives notice to terminate Mr. Hawkins at least 90 days before the expiration of the term of the agreement.

Mr. Hawkins’ employment can be terminated at any time with or without cause provided the Bank furnishes 90 days’ notice. The agreement provides that Mr. Hawkins is eligible to receive annual incentive bonuses if he meets certain performance standards.

Mr. Hawkins’ employment agreement includes a change of control provision. Upon a change of control of the Bank (as defined in the agreement), if Mr. Hawkins is terminated or not offered comparable employment by any successor to the Bank, the Bank shall pay to Mr. Hawkins a lump sum payment in the amount of 2.99 times Mr. Hawkins’ then annual base salary.

Retirement Benefits

Neither the Company nor the Bank has a pension or defined benefit retirement plan as of the date of this proxy statement.

AUDIT COMMITTEE

Report of the Audit Committee

The Audit Committee of the Board of Directors of the Bank, which consists entirely of directors who meet the independence requirements of the NASDAQ Stock Market listing standards and SEC rules and regulations, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of the Company’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board, a copy of which is available on the Bank’s website at www.suffolkfirstbanks.com under “About Us”. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.

The Audit Committee is responsible for overseeing the Company’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2008, the Audit Committee:

•

Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2008 with management and Witt Mares, PLC, the Company’s Independent Registered Public Accounting Firm;

•	Discussed with management, Witt Mares, PLC, and the Company’s internal auditors the adequacy of the Company’s system of internal controls;

•	Discussed with Witt Mares, PLC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, relating to the conduct of the audit; and

•

Received written disclosures and the letter from Witt Mares, PLC regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee discussed with Witt Mares, PLC its independence.

The Audit Committee also considered the status of pending litigation, taxation matters, and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. Also, in its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for preparing the financial statements and reports, and of the Independent Registered Public Accounting Firm, who, in their report, express an opinion on the conformity of the Company’s consolidated annual financial statements to accounting principles generally accepted in the United States of America.

Based on the Audit Committee’s review of the consolidated audited financial statements and discussions with management and Witt Mares, PLC, the Audit Committee recommended to the Board that the consolidated audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

Audit Committee

Robert M. Moore, Jr., CPA, Chairman

Larry L. Felton

Jonie N. Mansfield

Jack W. Webb, Jr.

Independent Registered Public Accounting Firm

Witt Mares, PLC rendered audit services to the Company and Bank during the fiscal year ended December 31, 2008. These services consisted primarily of the examination and audit of the Company’s financial statements, tax reporting assistance, and other audit and accounting matters. Upon the recommendation of the Audit Committee, the Board has selected Witt Mares, PLC as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2009. Representatives of Witt Mares, PLC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to your questions.

Principal Accountant Fees

The following table presents the fees for professional audit services rendered by Witt Mares, PLC for the audit of the Company’s consolidated financial statements for the year ended December 31, 2008 and the Bank’s financial statements for the year ended December 31, 2007, and fees billed for other services rendered by Witt Mares, PLC during these periods.

	2008	2007
Audit fees (1)	$50,000	$43,600
Audit related fees	6,041	3,650
Tax fees (2)	3,500	2,600
All other fees	—	2,625

	$59,541	$52,475

(1)	For 2008, includes amounts billed through December 31, 2008, and additional amounts estimated to be billed for the 2008 audit.
(2)	Tax fees consist of preparation of federal tax returns, state franchise fees and consultation concerning compliance issues.

All of the above services were pre-approved by the Audit Committee. The Audit Committee considers the provision of all of the above services to be compatible with maintaining the independence of the Company’s Independent Registered Public Accounting Firm, Witt Mares, PLC.

Audit Committee Pre-Approval Policy

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company’s Independent Registered Public Accounting Firm. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the Independent Registered Public Accounting Firm in order to assure that the provisions of such services do not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to Robert M. Moore, Jr., CPA, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the Independent Registered Public Accounting Firm to management.

PROPOSAL TWO

AMENDMENT OF THE ARTICLES OF INCORPORATION TO AUTHORIZE 1,000,000 SHARES OF PREFERRED STOCK AND MAKE SOME CLARIFYING CHANGES

The Proposed Amendment

Our Board of Directors adopted an amendment of our Articles of Incorporation on February 19, 2009 to authorize 1,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”) and make some clarifying changes. The exact text of the proposed amendment is contained in Appendix A to this proxy statement.

Authorize Preferred Stock. Our Articles of Incorporation currently authorize only the issuance of common stock. The amendment will vest in the Board of Directors the authority to issue the Preferred Stock in one or more series and, to the extent permitted by law, fix and determine the preferences, limitations and relative rights of the shares of any series so established. Provisions in a company’s articles of incorporation authorizing preferred stock in this manner are often referred to as “blank check” provisions, as they give a board of directors the flexibility, at any time or from time to time, without further shareholder approval (except as may be required by applicable laws, regulatory authorities or the rules of any stock exchange on which the securities are then listed), to create one or more series of preferred stock and to determine by resolution the terms of each such series.

Clarifying changes. While asking shareholders to approve an amendment to the Articles of Incorporation to authorize the issuance of Preferred Stock, the Board of Directors determined that some clarifying changes should be made to the Articles of Incorporation at the same time. These clarifying changes:

•

delete Section 2 in Article III regarding the right of the Corporation, without shareholder approval, to issue rights, options or warrants upon terms and conditions and for consideration and purposes approved by the Board of Directors, because these rights are automatically provided under the Code of Virginia and the current language is potentially confusing; and

•

add language to Article V regarding the shareholder approval required for certain transactions to clarify that such shareholder approval requirements apply only to the extent shareholder approval is required by applicable law or regulation.

Shareholders are being asked to approve the proposed amendment to authorize the issuance of Preferred Stock and to make these clarifying changes to the Articles of Amendment at the Annual Meeting.

Reasons for the Amendment

The primary purpose of authorizing preferred stock is to allow us to participate in the Capital Purchase Program (the “Program”) established by the United States Department of Treasury (the “Treasury”) pursuant to the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, signed into law on February 17, 2009 (the “ARRA”). Under the Program, the Treasury will purchase up to $250 billion of senior preferred stock from qualifying financial institutions and will receive a warrant to purchase common stock of such institutions at current market values. The Program is intended to assist in easing the credit crunch and kick-starting the economy by facilitating capital growth in healthier financial institutions in the United States. More than 350 financial institutions have already issued senior preferred stock to the Treasury under the Program. As described in greater detail below, the Program provides us and other qualifying institutions with a reasonable and affordable option to raise additional Tier 1 capital. With warrant coverage of only 15% of the preferred stock investment, the potential dilutive effects of conversion should be modest. In addition, with an initial dividend rate on the senior preferred stock of only 5%, the Board of Directors believes that participating in the Program may provide relatively inexpensive capital that would allow us to continue to explore avenues to enhance shareholder value and facilitate continued growth. If we participate in the Program, we intend to use the proceeds of the issuance of the Preferred Stock for general corporate purposes, which may include deploying such proceeds to further strengthen the capital position of our subsidiary bank.

The Company has received preliminary approval from the Treasury to participate in the Program for an investment by the Treasury of approximately $3.54 million, and the Board of Directors is considering participating. To participate in the Program, we must be authorized to issue Preferred Stock. If the proposal to amend our Articles of Incorporation to authorize the issuance of Preferred Stock is not approved by shareholders, we will not be able to participate in the Program. Although the Company has received preliminary approval from the Treasury, there is no guarantee that the Company will be able to consummate the transaction or that the Company will receive an investment from the Treasury of approximately $3.54 million. In addition, the Company still has the option to decline to participate. We do not expect, however, that there would be any material effects on our liquidity, capital resources or results of operations if we do not participate in the Program.

The Board of Directors also believes that the authorization of the Preferred Stock is advisable and in the best interests of the Company and its shareholders for several other reasons. As described below, we would issue approximately 3,540 shares of Preferred Stock to the Treasury under the Capital Purchase Program, leaving at least 996,460 shares of Preferred Stock authorized for issuance at a later date. The Board of Directors would be permitted to issue such stock without shareholder approval and, thereby, provide us with maximum flexibility in structuring acquisitions, joint ventures, strategic alliances and capital-raising transactions and for other corporate purposes. The Board of Directors evaluates such opportunities and considers different capital structuring alternatives designed to advance our business strategy. Having the authority to issue the Preferred Stock will enable us to develop equity securities tailored to specific purposes and to avoid the possible delay associated with, and significant expense of, calling and holding a special meeting of shareholders to authorize such additional capital. The Board of Directors believes that such enhanced ability to respond to opportunities and favorable market conditions before the opportunities or conditions pass is in the best interests of the Company and its shareholders.

Terms of the Capital Purchase Program

As mentioned above, the Company has received preliminary approval to participate in the Program. In the event that we participate in the Program, it is anticipated that we would issue cumulative perpetual preferred stock, with a liquidation preference of $1,000 per share (the “Senior Preferred”). Under the Program, eligible institutions can generally apply to issue Senior Preferred to the Treasury in aggregate amounts between 1% and 3% of the institution’s risk-weighted assets. In our case, we have been approved for an investment by the Treasury of approximately $3.54 million, which is approximately 3% of our risk-weighted assets as of December 31, 2008. If shareholders approve the proposal to amend the Articles of Incorporation, and we satisfy all other conditions to closing the transaction, we would issue approximately 3,540 shares of Senior Preferred to the Treasury, on the terms summarized below. For more information regarding the Program and the terms of the Senior Preferred, please see the Treasury’s website at http://www.ustreas.gov/initiatives/eesa.

Ranking. If issued, the Senior Preferred would rank senior to our common stock and at an equal level in the capital structure with any other preferred shares other than preferred shares which by their terms rank junior to any other preferred shares.

Dividends. If issued, the Senior Preferred would pay cumulative dividends at a rate of 5% per annum until the fifth anniversary of the date of original investment and thereafter at a rate of 9% per annum. Dividends would be payable quarterly in arrears on the fifteenth day of February, May, August and November of each year.

Conversion Rights. If issued, the Senior Preferred would not be convertible into shares of any other class or series of our stock.

Redemption. As a result of amendments contained in the ARRA, if issued, the Senior Preferred may be redeemed at any time, at our option, from any source of funds. Any such redemption must be approved by the Federal Reserve and would be at a cash redemption price of $1,000 per share of Senior Preferred, plus any unpaid dividends for all prior dividend periods for that share, plus a pro rata portion of the dividend for the then-current dividend period to the redemption date. Holders of the Senior Preferred will have no right to require the redemption or repurchase of the Senior Preferred.

Voting Rights. The Senior Preferred would be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred, (ii) any amendment to the rights of the Senior Preferred, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred. If dividends on the Senior Preferred are not paid in full for six dividend periods, whether or not consecutive, our Board of Directors would be increased by two and the holders of the Senior Preferred would have the right to elect two directors. The right to elect these two directors would end when accrued dividends on the Senior Preferred have been paid in full. If we participate in the Program, we would have to amend our Bylaws to accommodate the right of holders of the Senior Preferred to elect two directors under these circumstances.

Transferability. If issued, the Senior Preferred would not be subject to any contractual restrictions on transferability. After issuing the Senior Preferred to the Treasury, if requested to do so by the Treasury, we would be obligated to file a registration statement under the Securities Act of 1933, as amended, covering the Senior Preferred and the common shares subject to the Warrant.

In addition, we would be required to take all steps as may be reasonably requested by the Treasury to facilitate the transfer of the Senior Preferred. In addition, if requested by the Treasury to do so, we would be required to use reasonable efforts to list the Senior Preferred on a national securities exchange. The Treasury may transfer the Senior Preferred to third parties at any time.

Regulatory Capital Treatment. Any shares of Senior Preferred issued to the Treasury would constitute Tier 1 capital for Company regulatory purposes.

Executive Compensation. If we participate in the Program, we must adopt the Treasury’s standards for executive compensation, which were amended by the ARRA, for as long as the Treasury holds the Senior Preferred or our common stock, including:

•	ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution;

•

requiring clawbacks of any bonus, retention award or incentive compensation paid to certain employees based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate;

•	not making any “golden parachute payment” to certain employees;

•

not paying or accruing any bonus, retention award or incentive compensation to our mostly highly-compensated employee, except for certain awards of long-term restricted stock or certain bonus payments required to be paid under a written employment contract executed on or before February 11, 2009;

•	ensuring that our compensation plans do not encourage manipulation of the Company’s reported earnings to enhance the compensation of any of our employees; and

•	agreeing not to deduct for tax purposes executive compensation in excess of $500,000 in any one fiscal year for each senior executive.

These restrictions would not apply during such time as the Treasury holds only a warrant to purchase our common stock, as described under “Warrant” below.

If we participate in the Program, we will review our compensatory plans and contracts and will modify or amend such plans as necessary to comply with the applicable limits on executive compensation prior to entering into the definitive documentation necessary to consummate the investment.

Possible Additional Regulation. If we participate in the Program, it is possible that the purchase of the Senior Preferred by the Treasury could lead to additional regulation of the Company in the future. The Treasury has posted the standard form Securities Purchase Agreement for publicly traded financial institutions, which describes the terms of a financial institution’s agreement to issue the Senior Preferred and fulfill other requirements in exchange for the Treasury’s investment under the Program. This Securities Purchase Agreement provides that the Treasury may unilaterally amend any provision of that agreement to the extent required to comply with any changes after the agreement is entered into in any applicable federal statutes. We cannot predict what amendments, if any, Congress may require us to make to the Securities Purchase Agreement at a future date.

In addition, the ARRA, which was signed into law on February 17, 2009, provides that both the SEC and the Treasury will issue rules and regulations to implement the new law. If we participate in the Program, it is possible that these new rules and regulations may be issued after we enter into the agreement with Treasury.

Warrant. Institutions participating in the Program must also grant a stock purchase warrant to the Treasury to purchase a number of shares of common stock having a market value equal to 15% of the aggregate amount of the Senior Preferred investment. The initial exercise price for the warrant, and the market price for determining the number of shares of common stock subject to the warrant, will be determined by reference to the average closing price of our common stock for the 20 trading days ending the trading day before December 1, 2008, which was the date of our preliminary approval to participate in the Program. The exercise price of the warrant and the number of shares of common stock issuable upon exercise of the warrant would be subject to customary anti-dilution adjustments for any stock dividends, stock splits or similar transactions or certain below market issuances by us of common stock or securities convertible into common stock.

The warrant would have a term of 10 years and would be immediately exercisable and not be subject to any restrictions on transferability, except that the Treasury may only transfer or exercise one-half of the warrant prior to December 31, 2009. Also, the Company has the right to reduce by 50% the warrant held by the Treasury if it raises 100% of the issue price of the Senior Preferred in one or more Qualified Equity Offerings before December 31, 2009. A “Qualified Equity Offering” is the sale for cash, following the date of issuance of the Senior Preferred, of common stock or perpetual preferred stock that qualifies as Tier 1 capital under the risk-based capital guidelines of the Board of Governors of the Federal Reserve System. The warrant also contains several customary anti-dilution provisions that may result in the warrant exercise price decreasing or the number of shares subject to the warrant increasing. The Treasury would agree not to exercise voting power with respect to any of the shares of common stock issued to it upon exercise of the warrants. Persons to whom the Treasury subsequently transferred these shares, however, would not be bound by this voting restriction.

In the event we elect to redeem the Senior Preferred, the Treasury will be required to liquidate the warrant at the current market price. If the Treasury no longer has any interest in the Senior Preferred, either by virtue of redemption or the transfer of the Senior Preferred to a third party, the Company may repurchase the warrant or any shares issued under the warrant held by the Treasury at fair market value. However, if the warrant or the common stock issued upon exercise of the warrant are transferred by the Treasury to a third party, the Company will have no right to redeem the warrant or the common stock from that third party even if the Senior Preferred has been fully redeemed.

Effects of the Amendment on the Rights of Holders of Common Stock

The effects on holders of our common stock of the issuance of Senior Preferred to the Treasury under the Program are as follows:

Ranking. The Senior Preferred would rank senior to common stock and at an equal level in our capital structure with any other preferred shares other than preferred shares which by their terms rank junior to any other preferred shares.

Restrictions on Dividends. For as long as any Senior Preferred is outstanding, no dividends may be declared or paid on common shares, nor may we repurchase or redeem any common shares, unless we are current in our dividend payments on the Senior Preferred. In addition, the consent of the Treasury will be required for any increase in the per share dividend amount on our common shares until the third anniversary of the date of the Senior Preferred investment unless prior to such third anniversary, the Senior Preferred is redeemed in whole or the Treasury has transferred all of the Senior Preferred to third parties.

Repurchases. The Treasury’s consent would be required for any share repurchases (other than (i) repurchases of the Senior Preferred and (ii) repurchases of junior preferred shares or common stock in connection with any benefit plan in the ordinary course of business consistent with past practice) until the third anniversary of the date of the investment unless prior to such third anniversary the Senior Preferred is redeemed in whole or the Treasury has transferred all of the Senior Preferred to third parties. In addition, share repurchases of junior preferred shares, preferred shares ranking pari passu with the Senior Preferred, or common stock would be permitted if prohibited as described under “Restrictions on Dividends” above.

Voting Rights. The Senior Preferred would be non-voting, except in certain circumstances described under “Terms of the Capital Purchase Program” above.

Dilution. If we participate in the Program and sell Senior Preferred of $3.54 million, then the warrant issued would be convertible into approximately 122,068 shares of our common stock, based on the average market price of our common stock of $4.35 for the 20 trading days prior to December 1, 2008. This amount would represent approximately 5.4% of our issued and outstanding shares of common stock, assuming all of the warrant is exercised. The amount of dilution will depend on the actual amount of capital received. In addition, if the warrant is exercised at any time when the exercise price is less than the tangible book value of the shares of common stock received, the exercise will be dilutive to the tangible book value of the then existing common shareholders. Based on the tangible book value per share of our common stock at September 30, 2008 of $7.49 and an exercise price of $4.35 based on the 20-trading day average closing price of our common stock, the exercise of the warrant would be dilutive to our tangible book value if the warrant were exercised immediately. The amount of dilution, however, will depend on the number of shares of common stock issued upon the exercise of the warrant and the amount of the difference between the exercise price and the book value of the common shares at such time.

Additional Possible Effects

We are unable to determine the effects of any other future issuance of a series of preferred stock on the rights of our shareholders until the Board of Directors determines the rights of the holders of such series. However, such effects could include: (i) restrictions on the payment of dividends to holders of our common stock; (ii) dilution of voting power to the extent that the holders of shares of Preferred Stock are given voting rights; (iii) dilution of the equity interests and voting power of holders of our common stock if the Preferred Stock is convertible into common stock; and (iv) restrictions upon any distribution of assets to the holders of our common stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

Pro Forma Financial Information

If we participate in the Program, the primary effect of the Treasury’s investment would be to increase our capital. We do not believe, however, that participating in the Program would have a material effect on our balance sheet, income statement or financial statements. In the pro forma presentations that follow, we have presented an investment by Treasury of $3.54 million, the amount for which we have been preliminarily approved under the Program. If we participate in the Program at that level, we would receive approximately $3.54 million in additional capital. At that level, our total Tier 1 capital as of December 31, 2008 would increase from $16.9 million to $20.4 million and our total capital would increase from $18.6 million to $22.1 million. As of December 31, 2008, our total risk-based capital ratio was 15.02%, our risk-based capital ratio was 13.65% and our Tier 1 leverage ratio was 9.33%. If we had issued the $3.54 million of Senior Preferred to the Treasury as of December 31, 2008, our respective capital ratios on a pro forma basis would have been approximately 17.78%, 16.42% and 11.29%. In calculating the pro forma capital ratios presented, we have assumed that capital proceeds were invested in Federal Funds sold at a 20% risk rating.

First Bankshares, Inc. and Subsidiary

Pro Forma Consolidated Balance Sheets

As of December 31, 2008

	Historical December 31, 2008	Pro Forma Adjustments 3% Tarp	Pro Forma (1) December 31, 2008
		(unaudited)	(unaudited)
Assets

Cash and cash equivalents
Cash and due from banks	$5,192,961	$—	$5,192,961
Securities available for sale, at fair value	53,412,711	—	53,412,711
Federal funds sold (2)	—	3,540,000	3,540,000
Loans, net	115,560,011	—	115,560,011
Other assets	9,992,540	—	9,992,540

	$184,158,223	$3,540,000	$187,698,223

Liabilities and Stockholders’ Equity

Total deposits	$130,284,637	$—	$130,284,637
Federal funds purchased and borrowed funds	36,010,972	—	36,010,972
Other liabilities	1,152,768	—	1,152,768

	167,448,377	—	167,448,377

Stockholders’ equity
Common stock, $3.20 par value; 10,000,000 shares authorized; 2,276,298 issued and outstanding	7,284,154	—	7,284,154
Additional paid-in-capital	8,938,444	—	8,938,444
Preferred stock; $1.00 par value; 1,000,000 shares authorized 3,540 issued and outstanding (3)	—	3,540,000	3,540,000
Warrants (4) (5)	—	117,537	117,537
Discount on preferred stock	—	(117,537)	(117,537)
Retained earnings	662,458	—	662,458
Accumulated other comprehensive income (loss), net	(175,210)	—	(175,210)

	16,709,846	3,540,000	20,249,846

	$184,158,223	$3,540,000	$187,698,223

(1)	The balance sheet data gives effect as of the balance sheet date.
(2)	Assumes the Capital Purchase Program proceeds are immediately invested in earning assets (federal funds sold at an average rate of 1%). In 2009, the Bank expects to utilize the proceeds to fund prudent loan growth.
(3)	Consists of the maximum Preferred Stock issuance under the Capital Purchase Program.
(4)	The carrying values of the Preferred Stock and warrants are based on their estimated fair values at issue date.
(5)	The discount on the Preferred Stock is amortized over a five year period.

First Bankshares, Inc. and Subsidiary

Pro Forma Consolidated Statements of Income

For the year ended December 31, 2008

	Historical	Pro Forma Adjustments 3% Tarp	Pro Forma (1)
		(unaudited)	(unaudited)
Interest income
Total interest income (2)	$9,803,658	$35,400	$9,839,058

Interest expense
Total interest expense	5,558,047	—	5,558,047

Net interest income	4,245,611	35,400	4,281,011

Provision for loan losses	828,656	—	828,656

Net interest income after provision for loan losses	3,416,955	35,400	3,452,355

Noninterest income
Total noninterest income	838,587	—	838,587

Noninterest expense
Total noninterest expense	3,893,104	—	3,893,104

Income before income tax	362,438	35,400	397,838

Income tax (3)	117,300	12,000	129,300

Net income	245,138	23,400	268,538

Preferred stock dividends (4)	—	200,500	200,500

Net income available to common shareholders	$245,138	$(177,100)	$68,038

Per share data:
Income per share, basic	$0.11	$(0.08)	$0.03

Income per share, assuming dilution	$0.11	$(0.08)	$0.03

Average basic shares outstanding	2,276,298	—	2,276,298

Average diluted shares outstanding	2,276,298	122,068	2,398,366

(1)	The income statement data gives effect to the equity proceeds at the beginning of the period.
(2)	The funds received from the Preferred Stock issue are assumed to be initially invested in federal funds sold at a yield of 1.0%. The actual impact to interest income would be different as our subsidiary, SuffolkFirst Bank, expects to utilize the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on timing of when loans are funded and the actual pricing.
(3)	Additional income tax expense is attributable to additional interest income, as described in Note 2.
(4)	Consist of dividends on Preferred Stock at a 5% annual rate as well as well amortization of the discount on the Preferred Stock.

First Bankshares, Inc. and Subsidiary

Pro Forma Consolidated Statements of Income

For the year ended December 31, 2007

	Historical	Pro Forma Adjustments 3% Tarp	Pro Forma (1)
		(unaudited)	(unaudited)
Interest income
Total interest income (2)	$8,445,262	$35,400	$8,480,662

Interest expense
Total interest expense	4,529,871	—	4,529,871

Net interest income	3,915,391	35,400	3,950,791

Provision for loan losses	110,800	—	110,800

Net interest income after provision for loan losses	3,804,591	35,400	3,839,991

Non-interest income
Total non-interest income	566,465	—	566,465

Non-interest expense
Total non-interest expense	3,451,266	—	3,451,266

Income before income tax	919,790	35,400	955,190

Income tax (3)	313,224	12,000	325,224

Net income	606,566	23,400	629,966

Preferred stock dividends (4)	—	200,500	200,500

Net income available to common shareholders	$606,566	$(177,100)	$429,466

Per share data:
Income per share, basic	$0.27	$(0.08)	$0.19

Income per share, assuming dilution	$0.27	$(0.08)	$0.18

Average basic shares outstanding	2,276,298	—	2,276,298

Average diluted shares outstanding	2,276,298	122,068	2,398,366

(1)	The income statement data gives effect to the equity proceeds at the beginning of the period.
(2)	The funds received from the Preferred Stock issue are assumed to be initially invested in federal funds sold at a yield of 1.0%. The actual impact to interest income would be different as our subsidiary, SuffolkFirst Bank, expects to utilize the proceeds to fund loan growth. However, such impact cannot be estimated at this time as the impact would vary based on timing of when loans are funded and the actual pricing.
(3)	Additional income tax expense is attributable to additional interest income, as described in Note 2.
(4)	Consist of dividends on Preferred Stock at a 5% annual rate as well as well amortization of the discount on the Preferred Stock.

Potential Anti-Takeover Effects of the Amendment

The amendment of the Articles of Incorporation as proposed could adversely affect the ability of third parties to take over or change the control of the Company by, for example, permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company. Specifically, the ability of our Board of Directors to establish the rights of, and to cause the Company to issue, substantial amounts of Preferred Stock without the need for shareholder approval, upon such terms and conditions, and having such rights, privileges and preferences, as our Board of Directors may determine from time to time in the exercise of its business judgment, may, among other things, be used to create voting impediments with respect to changes in control of the Company or to dilute the stock ownership of holders of common stock seeking to obtain control of the Company. The rights of the holders of common stock will be subject to, and may be adversely affected by, any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may have the effect of discouraging, delaying or preventing a change in control of the Company.

Any future issuance of Preferred Stock, however, would require approval by the Board of Directors, and each director is legally bound by fiduciary duty to act in accordance with his or her good faith business judgment of the best interests of the Company. The Board of Directors has no present intention of issuing any Preferred Stock for any defensive or anti-takeover purpose, for the purpose of implementing any shareholder rights plan or with features specifically intended to make any attempted acquisition of the Company more difficult or costly. At this time, the only issuance of Preferred Stock actually contemplated by the Board of Directors is to the Treasury pursuant to the Program, which is intended for capital raising purposes only.

At present, our Articles of Incorporation and Bylaws contain the following provisions that may have an anti-takeover effect:

Special Voting Provisions. Our Articles of Incorporation currently provide that any amendment to the Articles of Incorporation, merger or share exchange to which we are party, or any transaction involving the sale of all or substantially all of our assets other than in the regular course of business, or plan of dissolution will be approved by: (a) a majority of the shares entitled to be cast by each voting group entitled to vote on such action, if such action has been approved and recommended by at least two-thirds of the directors; or (b) at least 80% of the shares entitled to be cast by each voting group entitled to vote on such action, if such action has not been approved and recommended by at least two-thirds of the directors.

Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Advance Notice for Shareholder Proposals or Nominations at Meetings. Our Bylaws prescribe the procedure a shareholder must follow to nominate directors or to bring other business before shareholders’ meetings. For a shareholder to nominate a candidate for director at an annual meeting of shareholders, notice of nomination must be received by our President and CEO not less than 120 calendar days prior to the first anniversary of the date of the initial notice given for the previous year’s annual meeting, provided that if the date of the annual meeting is more than 30 days from the date of the previous year’s annual meeting, the deadline for such notice is not less than 90, nor more than 120, calendar days before the annual meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the annual meeting of shareholders, notice must also be received by our President and CEO not less than 120 calendar days prior to the first anniversary of the date of the initial notice given for the previous year’s annual meeting, provided that if the date of the annual meeting is more than 30 days from the date of the previous year’s annual meeting, the deadline for such notice, if the shareholder wishes for the proposal to be included in the Company’s proxy statement, is not less than 90, nor more than 120, calendar days before the annual meeting, and for all other proposals, a reasonable time before the Company begins to print its proxy materials for the annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters.

Required Vote

The affirmative vote of the holders of a majority of the shares outstanding and entitled to vote at the Annual Meeting is required for approval of the proposed amendment of our Articles of Incorporation. Accordingly, abstentions and broker non-votes will have the effect of votes against this proposal.

The Board of Directors recommends a vote “FOR” Proposal Two to amend the Articles of Incorporation to authorize the issuance of preferred stock and make some clarifying changes.

PROPOSAL THREE

ADJOURNMENT OF THE ANNUAL MEETING

General

If at the Annual Meeting the number of shares of our common stock present or represented and voting in favor of Proposal Two is insufficient to approve Proposal Two, our management may move to adjourn the Annual Meeting in order to enable our Board of Directors to continue to solicit additional proxies in favor of Proposal Two. In that event, you will be asked to vote only upon the adjournment proposal and not Proposal Two.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of adjourning the Annual Meeting and any later adjournment. If our shareholders approve the adjournment proposal, we could adjourn the Annual Meeting, and any adjourned session of the Annual Meeting, to use additional time to solicit additional proxies in favor of Proposal Two, including the solicitation of proxies from shareholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if proxies representing a sufficient number of votes against the Proposal Two have been received, we could adjourn the Annual Meeting without a vote on Proposal Two and seek to convince the holders of those shares to change their votes to votes in favor of Proposal Two.

The Board of Directors believes that if the number of shares of common stock present or represented at the Annual Meeting and voting in favor of Proposal Two is insufficient to approve that proposal, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve Proposal Two.

Generally, if the Annual Meeting is adjourned, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the Annual Meeting of the place, date and time to which the meeting is adjourned. However, if the Annual Meeting is adjourned to a date more than 120 days after the date fixed for the original meeting, notice of the adjourned meeting will be given as in the case of the original meeting.

Required Vote

The affirmative vote of the holders of a majority of the shares voted on this proposal is required for approval of the proposal to adjourn the Annual Meeting. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors recommends a vote “FOR” Proposal Three to adjourn the Annual Meeting to allow time for the further solicitation of proxies to approve the amendment of the Articles of Incorporation.

OTHER BUSINESS

As of the date of this proxy statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

FORWARD-LOOKING STATEMENTS

Certain information contained in this proxy statement may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. These forward-looking statements are generally identified by phrases such as “we expect,” “we believe,” or words of similar import. Such forward-looking statements involve known and unknown risks including but not limited to:

•	fluctuation in market rates of interest and loan and deposit pricing, which could negatively affect our net interest margin, asset valuation and income and expense projections;

•	adverse changes in the overall national economy as well as adverse economic conditions in our specific market area within the City of Suffolk and surrounding areas;

•	maintenance and development of well-established and valued client relationships and referral source relationships;

•	acquisition or loss of key production personnel;

•	competitive factors within the financial services industry;

•	changes in regulatory requirements and restrictive banking legislation; and

•	material changes in the real estate market in the City of Suffolk and surrounding areas, which could have an adverse impact on the Company.

Although we believe that our expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that our actual results, performance or achievements will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

INCORPORATION OF FINANCIAL STATEMENTS

The SEC allows us to incorporate by reference information into this proxy statement, which means that we can disclose important information to you by referring you to another document. The following financial statements and other portions of our Annual Report to Shareholders for the fiscal year ended December 31, 2008 (the “2008 Annual Report”), which accompanies this proxy statement are incorporated by reference herein:

•	financial statements and supplementary financial information of the Company appearing on pages 33-60 of the 2008 Annual Report; and

•	management’s discussion and analysis of financial condition and results of operations appearing on pages 18-32 of the 2008 Annual Report.

All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this proxy statement and prior to the date of the Annual Meeting are incorporated herein by reference. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

We anticipate holding our 2010 Annual Meeting on May 13, 2010. If a shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the 2010 Annual Meeting, the proposal must be in proper form and must be received by the Company’s President and CEO on or before November 13, 2009, provided that if the 2010 Annual Meeting is held more than 30 days before or after April 16, 2010, the deadline for such notice is a reasonable time before the Company prints its proxy materials for the 2010 Annual Meeting.

If a shareholder intends to present a proposal for action at the 2010 Annual Meeting, the shareholder must provide the Company with written notice thereof on or before November 13, 2009, provided that if the 2010 Annual Meeting is held more than 30 days before or after April 16, 2010, such notice must be given not less than 90, nor more than 120, days prior to the date set for the 2010 Annual Meeting. The proxy solicited by the Board of Directors for the 2010 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if the Company has not received notice of such proposal by this deadline in writing delivered to the Company’s President and CEO.

By Order of the Board of Directors

Peter C. Jackson
Secretary

A copy of the Company’s Annual Report on Form 10-K (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2008, will be furnished without charge to shareholders upon written request directed to the Chief Financial Officer, First Bankshares, Inc., P.O. Box 1340, Suffolk, Virginia 23439. Copies of the Annual Report on Form 10-K may also be obtained without charge by visiting the Company’s website at www.suffolkfirstbanks.com under “Investor Relations/SEC Filings” or http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4200289&GKP=203149

APPENDIX A

PROPOSED AMENDMENT TO

ARTICLES OF INCORPORATION OF

FIRST BANKSHARES, INC.

1.	Article III of the articles of incorporation of the Corporation (the “Articles of Incorporation”) is hereby amended to read as follows:

III. CAPITAL STOCK

The Corporation shall have authority to issue ten million (10,000,000) shares of common stock, par value $3.20 per share (the “Common Stock”), and one million (1,000,000) shares of preferred stock, par value $1.00 per share (the “Preferred Stock”).

A. Common Stock

Section 1. The holders of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation, except as otherwise may be provided in any articles of amendment applicable to any series of Preferred Stock, and as otherwise expressly provided by the then existing Code of Virginia. The holders of the Common Stock shall be entitled to one vote per share of Common Stock held by them on all maters as to which a stockholder vote is to be taken.

Section 2. Subject to the rights of holders of Preferred Stock, the holders of the Common Stock shall be entitled to receive the net assets of the Corporation upon liquidation, dissolution or winding up.

B. Preferred Stock

Shares of Preferred Stock may be issued in one or more series. Authority is expressly vested in the Board of Directors at any time and from time to time to cause the Preferred Stock to be issued in one or more series and, to the fullest extent permitted by law, to fix and determine the preferences, limitations and relative rights of the shares of any series of Preferred Stock so established and provide for the issuance of shares thereof. Prior to the issuance of any share of a series of Preferred Stock, the Board of Directors shall establish such series by adopting an amendment of the articles of incorporation setting forth the designation and number of shares of the series and the preferences, limitations and relative rights thereof, and the Corporation shall file with the State Corporation Commission articles of amendment as required by law, and the State Corporation Commission shall have issued a certificate of amendment. The Preferred Stock of each series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

2.	The first sentence of Article V of the Articles of Incorporation is hereby amended to read as follows:

To the extent shareholder approval is required by applicable law or regulation, any amendment of the Corporation’s articles of incorporation, plan of merger or share exchange, transaction involving the sale of all or substantially all of the

A-1

Corporation’s assets other than in the regular course of business and plan of dissolution shall be approved by the vote of a majority of all shares entitled to be cast in such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation.

A-2

FORM OF

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

THURSDAY, APRIL 16, 2009

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

☒ PLEASE MARK VOTES AS IN THIS EXAMPLE

REVOCABLE PROXY

FIRST BANKSHARES, INC.

The undersigned hereby appoints Peter C. Jackson, Jonie N. Mansfield, and Robert M. Moore, Jr., CPA, and each of them, proxies with full power to vote all of the stock of First Bankshares, Inc. which the undersigned has the power to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held Thursday, April 16, 2009, at the Company’s North Suffolk office, 3535 Bridge Road, Suffolk, Virginia, 23435, at 3:00 PM, local time and any adjournment thereof, in accordance with instructions noted below.

1. ELECTION OF DIRECTORS:

NOMINEES:

Larry L. Felton	Peter C. Jackson	Jonie N. Mansfield
Robert M. Moore, Jr., CPA	Darrell G. Swanigan	James E. Turner, Jr.
Clinton L. Varner	Jack W. Webb, Jr.	Clay K. White

☐ FOR	☐ WITHHOLD	☐ FOR ALL EXCEPT

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

2. AMENDMENT PROPOSAL: To amend the Articles of Incorporation to authorize 1,000,000 shares of preferred stock and make some clarifying changes.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3. ADJOURNMENT PROPOSAL:

☐ FOR	☐ AGAINST	☐ ABSTAIN

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, and “FOR” PROPOSAL 3.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT FOR THE 2009 ANNUAL MEETING OF FIRST BANKSHARES, INC., AS WELL AS THE 2008 ANNUAL REPORT TO SHAREHOLDERS.

Please be sure to sign and date this Proxy in the box below.

                                                                                  Date:                     , 2009

Detach above card, sign, date and mail in postage paid envelope provided.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting to

Be Held on April 16, 2009: The Notice of 2009 Annual Meeting of Shareholders and Proxy

Statement and the 2008 Annual Report to Shareholders are available on the Internet at the following websites: http://www.suffolkfirstbanks.com under “Investor Relations/SEC Filings” or

http://www.snl.com/IRWebLinkX/GenPage.aspx?IID=4200289&GKP=203149.

FIRST BANKSHARES, INC.

Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSAL 2, AND “FOR” PROPOSAL 3. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

PLEASE ACT PROMPTLY

SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.